Exhibit 5.1

October 15, 2012

American Power Corp.
16 Market Square Center
1400 16th Street Suite 400
Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel to American Power Corp., a Nevada corporation (the “Company”), in connection with the filing by the Company of an amended Registration Statement on Form S-1 dated October 15, 2012 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 15,700,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, for resale by the selling stockholder to the public from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.  The Shares consist of 734,394 Commitment Fee Shares (as defined in the prospectus forming a part of the Registration Statement) issued to the selling stockholders on February 12, 2012 and 14,965,606 SEDA Shares (as defined in the prospectus forming a part of the Registration Statement) to be issued to the selling stockholders pursuant to a Standby Equity Distribution Agreement between the Company and the selling stockholders, amended and restated on June 13, 2012 (the “SEDA”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than as representative of the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Securities and Exchange Commission as conformed and certified or reproduced copies.  In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto (other than the Company) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.  As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

American Power Corp.
October 12, 2012

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Commitment Fee Shares have been duly authorized and validly issued and are fully paid and non-assessable and (ii) the SEDA Shares have been duly authorized and, when and to the extent the SEDA Shares are issued against payment therefor in accordance with the SEDA, such SEDA Shares will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.           The opinions herein are limited to matters governed by the federal laws of the United States of America and the Nevada Private Corporations Chapter of the Nevada Revised Statutes, including interpretations thereof in published opinions of the Nevada courts.  Except as expressly stated above, we express no opinion with respect to any other law of the state of Nevada or any other jurisdiction.

B.           This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                   Very truly yours,

                   /s/ Davis Graham & Stubbs LLP

                   DAVIS GRAHAM & STUBBS LLP